Exhibit 6.1

FORM OF LOAN AGREEMENT

THIS LOAN AGREEMENT (“Loan Agreement”) is entered into as of the ____ day of _______________, 20__ by and between [NAME OF BORROWER], a [INSERT STATE OF ORGANIZATION/RESIDENCY AND TYPE OF ENTITY/NATURAL PERSON] (“Borrower”), having the address set forth on the signature page hereof, and __________________, a Georgia __________ (“Lender”),1 having the address set forth on the signature page hereof. Borrower and Lender are sometimes referred to herein individually as a “party” and collectively as the “parties.”

R E C I T A L S

The following recitals of fact are a material part of this Loan Agreement:

WHEREAS, Lender conducts its business through a web-based investment platform (the “Platform”), designed to provide real estate development investment opportunities to the public, generally through the issuance and sale of interests in commercial real estate loans from Lender to developers who have completed the Platform’s application process;

WHEREAS, Lender has agreed to loan to Borrower for a period of [X months] amounts not to exceed $[XX,XXX.00] (the “Loan”) with interest from [_______________, 20__], on the committed amount of the Loan at the rate of [X]% per annum in connection with the purchase, construction and/or renovation of that certain real property being more particularly described on Exhibit A, attached hereto and incorporated herein by reference (the “Property”). The definition of “Property” shall specifically include any improvements currently located on or to be made to the real property (the “Improvements”); and

WHEREAS, Borrower has executed and delivered, or has caused to be executed and delivered, to Lender the following documents:

1.	Promissory Note from Borrower to Lender dated [_________ ___, 20__] evidencing the Loan (the “Note”); and

2.	[INSERT COMPLETE MORTGAGE INSTRUMENT NAME] from Borrower to Lender dated [_________ ___, 20__] encumbering the Property and securing repayment of the Loan and any other obligations of Borrower (the “Mortgage Instrument”) and granting Lender a [first priority lien][2] on the Property and all materials and other personal property related to the construction/renovation of the Improvements, as evidenced by the Security Documents (as defined in Section VI of this Loan Agreement).

This Loan Agreement, the Note, the Mortgage Instrument, the Security Documents, the Summary of Fees (as provided in Section III(C) of this Loan Agreement) and any other documents or instruments evidencing or securing the Loan are collectively referred to herein as the “Loan Documents.”

A G R E E M E N T

NOW, THEREFORE, in connection with the funding and administration of the Loan, the parties agree as follows:

I.	INCORPORATION OF RECITALS

The foregoing recitals are hereby incorporated into this Loan Agreement and made a part hereof by this reference.

1 Insert name and business type of original lending entity.

2 Insert “second priority lien,” if appropriate.

II.	TERMS OF LOAN REPAYMENT

Borrower shall repay the Loan in accordance with the terms, conditions and provisions detailed in the Note.

III.	LOAN ADMINISTRATION

A.	General Terms

The Loan will be administered by Lender (or Lender’s designated agent). Lender (or Lender’s designated agent) shall disburse the proceeds of the Loan (less any fees included in the principal amount of the Loan) (the “Loan Proceeds”). In regard to the disbursement of the Loan Proceeds, Lender may, in its sole discretion: (i) disburse amounts from the Loan Proceeds from time to time (subject to customary restrictions imposed by Lender) as advances as provided in Subsection III(B) of this Loan Agreement (the “Draw”); or (ii) disburse the full amount of the Loan Proceeds to Borrower and/or Contractor (as defined below). Any Loan Proceeds not distributed to Borrower shall be deposited in Borrower’s sub-account in the non-interest bearing demand deposit pooled account maintained by Lender (or by its designated agent) “for the benefit of” its developers (the “Developer FBO Account”). Lender disclaims any economic interest in the assets maintained in the Developer FBO Account. Borrower disclaims any right, title or interest in the assets of any other borrower in the Developer FBO Account. Such Developer FBO Account is currently maintained at Wells Fargo Bank, 1201 W. Peachtree St., Atlanta, GA 30309; however, Lender may change the institution where such account is maintained at any time with written notice to Borrower.

B.	Draws

Draw requests shall be made by Borrower to Lender as provided in this subsection. Lender, at its option, may elect to inspect the Property before allowing a Draw. Prior to receiving any Draw, Borrower shall deliver to Lender (or Lender’s designated agent) (i) a properly completed “Request for Advance,” in the form set forth in Exhibit B, attached hereto, signed by Borrower (and Contractor, to the extent applicable); (ii) invoices for the activities covered by the Use of Proceeds (as defined below) outlined in the Budget (the “Budgeted Activities”) that is the subject of the Request for Advance; (iii) construction lien waivers from Contractor and from the suppliers (if any) for all Budgeted Activities covered by the Request for Advance if and as requested by Lender; and (iv) any and all other required information described in the Request for Advance. The items detailed in Subsections (i) through (iv) of this Section III(B) are collectively referred to herein as the “Request for Advance Packet.” In order to obtain a Draw, Borrower shall first submit a Request for Advance Packet to Lender. Lender may rely on Borrower’s statements (and Contractor’s statements, if any) in the Request for Advance Packet (including the invoices and the lien waivers submitted by Contractor and suppliers (if any)). Lender shall not be required to verify any of the information submitted in connection with the Request for Advance. The Draw funds delivered in connection with the Request for Advance shall be used to pay for the Budgeted Activities described in the Request for Advance Packet only and as provided in the Budget (as defined below). In Lender’s sole discretion, Draws may be (v) electronically transferred from Lender’s account to Borrower’s account via electronic funds transfer; (w) electronically transferred from Lender’s account to Contractor’s account via electronic funds transfer; (x) delivered via check from Lender payable to Borrower or payable jointly to Borrower and Contractor, or (y) via some other mutually agreed upon mechanism.

C.	Other Fees

Borrower shall pay to Lender the fees shown on that certain Summary of Fees attached hereto as Exhibit C and incorporated herein by reference.

IV.	USE OF PROCEEDS, THE WORK AND CONDITIONS TO DISBURSEMENT OF LOAN PROCEEDS

Unless otherwise agreed by Lender, Lender shall not be obligated to close the Loan and disburse any Loan Proceeds unless and until the following conditions have been satisfied (all in a manner acceptable to Lender) or waived by Lender:

A.	Loan Documents; Budget and Use of Proceeds

Borrower shall have furnished or delivered to Lender, in form and substance acceptable to Lender, the Loan Documents executed by Borrower and a budget in form and substance acceptable to Lender (the “Budget”), outlining the intended use of the Loan Proceeds (the “Use of Proceeds”). The Budget shall identify all expenses related to the Project to be covered by the Loan, including any Work (as defined below) and those expenses not characterized as Work, such as fees and expenses relating to the purchase of all or any portion of the Property, fees and expenses relating to acquisition of any Permits (as defined below) necessary to complete the Improvements, fees and expenses relating to obtaining any licenses required by a Government Authority (as defined below), the costs of obtaining Borrower’s Insurance (as defined below) and other non-construction related fees and expenses (the “Non-Construction Expenses”).

B.	Financial Statements

Upon request from Lender, Borrower shall deliver to Lender current financial statements for Borrower certified to be true, correct and complete. Said financial statements must be current (within twelve (12) months of the date of Lender’s request).

C.	Construction Contract

Any labor and/or materials to be furnished in connection with the Improvements on the Property is referred to herein as the “Work.” In regard to the Work, Borrower may enter into one or more written agreements (the “Construction Contract”) with contractor(s) chosen by Borrower in Borrower’s sole discretion (the “Contractor”) for the Work or Borrower may elect to directly undertake all Work. Before entering into any Construction Contract and before commencing any Work (whether pursuant to a Construction Contract or otherwise), Borrower shall deliver to Lender, for Lender’s review and approval: (i) a copy of all Construction Contracts (including those in effect prior to the date hereof), (ii) the name, address, and telephone number of each person that has a contract with Borrower or with Contractor to supply materials or labor for the Work (each, a “supplier”), and (iii) (to the extent not previously covered in the Budget) an outline of (A) the plans and specifications for the Work (“Plans”); (B) a written itemization of the Work and the Contract Price (as defined below), if applicable, or costs associate therewith (“Construction Budget”); and (C) an itemized description of each segment of the Work that sets the timetable for completing the Work, and the corresponding payments for the Work (“Work and Payment Schedule”). Each Construction Contract, if any, shall state the total amount that Borrower shall pay Contractor for the Work covered thereby (“Contract Price”) and shall include (w) the Plans to the extent covered thereby; (x) the Construction Budget for the Work covered thereby; and (y) the Work and Payment Schedule for the Work covered thereby. Borrower shall deliver to any Contractor(s) a copy of this Loan Agreement before entering into any Construction Contract and before commencing any Work.

D.	Permits

Borrower shall obtain and keep in force all approvals of the Budgeted Activities (each, a “Permit”) that are required by any federal, state, county or local government agency having jurisdiction over the Property (the “Government Authority”). Borrower shall comply with all applicable laws, rules, regulations and ordinances of the Government Authority including, but not limited to, all zoning, land use, building code, housing code, setbacks and other applicable regulations and restrictions (the “Government Regulations”). Before commencing any Budgeted Activities, Borrower and/or Contractor, if necessary, shall have all licenses required by the Government Authority. Borrower shall deliver (or shall cause to be delivered) to Lender copies of all licenses and Permits required by the Government Authority.

E.	Adjustments to Budget; Change Orders

Borrow shall obtain the prior written approval of Lender before any changes to the Budget or the Budgeted Activities or before any change in the Contract Price, the Work or the Work and Payment Schedule (each, a “Change Order”).

F.	Insurance

Borrower shall cause Contractor to obtain and keep in force the following insurance policies (“Contractor’s Insurance”): (i) a builder’s all-risk insurance policy (with a mortgagee’s loss payable clause in favor of Lender and with a physical loss form endorsement), without co-insurance, in an amount not less than one hundred percent (100%) of the replacement cost of the Improvements, with the standard conditions; (ii) public liability insurance with limits of liability equal to at least $500,000 per occurrence; (iii) workers’ compensation insurance as required by applicable state law; and (iv) automobile liability insurance with limits of liability equal to at least $300,000 per occurrence. The Contractor’s Insurance shall be in force until Borrower accepts the Improvements.

Borrower shall obtain and keep in force the following insurance policies (“Borrower’s Insurance”): (w) an all risk insurance policy (with a mortgagee’s loss payable clause in favor of Lender and with a physical loss form endorsement), without co-insurance, in an amount not less than one hundred percent (100%) of the replacement cost of the Improvements, with the standard conditions; (x) public liability insurance with limits of liability equal to at least $500,000 per occurrence; and (y) any other insurance required under the Loan Documents. The Borrower’s Insurance shall be in force and effect as of the termination date or expiration date of the Contractor’s Insurance.

Borrower shall furnish to Lender evidence, either in the form of duplicate policies, binders or certificates acceptable to Lender (identifying each insurance policy, name of insurer, amount of coverage, deductible provisions and expiration date) that Borrower and/or Contractor has purchased, and has in full force and effect, policies of insurance, as required by Lender or the Loan Documents.

G.	Completing the Budgeted Activities

The Budgeted Activities shall not begin until Borrower (and Contractor, to the extent applicable) have satisfied the provisions detailed in Section II of this Loan Agreement. Upon notice from Lender that Borrower (and Contractor, if applicable) have satisfied the provisions detailed in Section II of this Loan Agreement, the Budgeted Activities shall commence and shall continue diligently and in a good and workmanlike manner to completion in strict accordance with the Budget, the Construction Contract and all Government Regulations. The Budgeted Activities shall not violate any of the conditions, covenants or restrictions on the Property. The Improvements shall be constructed entirely on the Property and shall not encroach upon any easement or right-of-way or upon the land of others.

Lender is not obligated to inspect the Property or the Work or to confirm the completion of any of the Non-Construction Expenses. Notwithstanding the foregoing, Lender has the right to enter the Property to inspect the Work, without notice to Borrower or any Contractor, during normal business hours or any other times that Lender arranges with Borrower or any Contractor. Lender’s inspections are for Lender’s benefit only. Lender has the right to request additional materials from Borrower to confirm the completion of the Non-Construction Expenses.

Borrower shall notify Lender immediately in writing if (i) the Budgeted Activities do not comply with the Budget, any Construction Contract or this Loan Agreement; (ii) any notice of lien on the Property is served on Borrower or Contractor; or (iii) any Government Authority issues any notice or claim relating to the Property.

Borrower acknowledges and promises that the Budgeted Activities will be completed on or before [_________ ___, 20__] (“Completion Date”). Lender shall accept the Budgeted Activities as completed once Borrower delivers (x) the final inspection report and (y) the final, unconditional certificate of occupancy issued by the Government Authority, if required by law.

H.	Title Insurance

Borrower shall obtain a mortgagee’s or lender’s policy of title insurance (the “Title Policy”) for the Property. The Title Policy shall insure: (i) that the total amount of the lien of Lender’s Mortgage Instrument is a valid [first priority lien]3 on Borrower’s interest in the Property; and (ii) that the title to Borrower’s interest in the Property is free and clear of all defects and encumbrances except those Lender approves in writing. At or prior to the closing of the Loan, Borrower shall deliver to Lender the commitment of the title company to issue the Title Policy (the “Title Commitment”). When the Budgeted Activities are completed, the Title Policy shall include endorsements insuring Lender to the full amount of the Loan.

3 Insert “second priority lien,” if appropriate.

I.	Survey

If requested by Lender, Borrower, at Borrower’s sole cost and expense, shall obtain a survey of the Property and a final as-built survey of the Property and the Improvements, including dimensions and locations of all completed Improvements and all easements or other rights or restrictions (each, a “Survey”). Each Survey shall be certified to Lender and to the title company (if applicable). Each Survey must be satisfactory to Lender and to the title company (if applicable).

J.	Appraisal

Borrower, at Borrower’s sole cost and expense, shall obtain an appraisal of the Property and the Improvements upon request by Lender. The appraiser shall be chosen by Lender in Lender’s sole discretion. The appraisal shall reflect an appraised value and shall be satisfactory to Lender in amount, form and substance.

K.	Application

Borrower at Borrower’s sole cost and expense shall provide any additional information or materials required to be submitted in the application process through the Platform (collectively, the “Application Materials”).

V.	REPRESENTATIONS AND WARRANTIES

In consideration for Lender committing to fund the Loan, Borrower hereby represents and warrants to Lender as follows:

A.       The Loan shall be used for the Budgeted Activities, which include commercial purposes to finance the costs of the purchase of the Property and/or construction/renovation of the Improvements and payment of certain approved transaction costs and for no other use or purpose. The Property will not be used as a residence by the Developer, and the Loan is obtained by Borrower for a purpose other than a personal, family or household purpose; it being understood that whether a loan is obtained for a purpose other than a personal, family or household purpose shall be guided by the standards established by the federal Truth In Lending Act (Title 1 of Public Law 90-321; 82 Stat. 146; 15 U.S.C. § 160, et seq.) and all regulations and rulings issued pursuant to that Act, as the same may be amended from time to time.

B.       None of the disclosures, statements, projections, materials, assertions or other communications made by Borrower or provided to Lender, including without any limitations the Budget and the Application Materials, for use in connection with the transactions contemplated by this Agreement and the other Loan Documents (collectively, the “Disclosures”), contained as of the date such statement or contained as of the date hereof, any untrue statement of a material fact or omitted to state a material fact necessary to make the statement contained herein or therein not misleading.

C.       Borrower has identified on Schedule V(C) attached hereto and disclosed to Lender all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on (i) the business, property, operations, condition (financial or otherwise) of the Borrower or (ii) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of Lender hereunder or thereunder.

D.       Except for those defects and encumbrances set forth in the Title Commitment and/or the Title Policy that are expressly approved by Lender pursuant to Section IV(H) of this Loan Agreement, Borrower owns and has good title to the Property, and the Property is not subject to any mortgage, pledge, hypothecation, assignment (as security), deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever having substantially the same economic effect as any of the foregoing (including, without limitation, any conditional sale or other title retention agreement and any capital lease).

E.       There are no suits, judgments, bankruptcies or executions pending or threatened against Borrower or the Property.

F.       Any financial statements delivered by Borrower to Lender are true and correct in all material respects, fairly present the respective financial condition of the subject thereof as of the respective dates thereof, no material adverse change has occurred in the financial condition reflected therein since the respective dates thereof, and no additional borrowings have been made by Borrower since the date thereof other than the borrowing contemplated hereby or other borrowing approved by Lender.

G.       Any projections and pro forma financial information (the “Projections”) delivered by Borrower to Lender are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made; it being recognized by Lender that such Projections as to future events are not to be viewed as fact and that actual results during the period or periods covered by the Projections may differ from such projected results and such differences may be material.

H.       Borrower shall engage the necessary contractors and/or service providers to complete the Budgeted Activities this Loan is intended to finance. The engagements with any contractors and/or service providers shall be commercially reasonable. Borrower shall obtain the necessary Permits and licenses, as and when appropriate, and shall maintain the necessary insurance policies in accordance with the terms and conditions of this Loan Agreement. Borrower acknowledges and agrees that Lender reserves the right to request proof of any agreements, Permits, licenses or policies that may be necessary to complete the Budgeted Activities.

I.       All other representations and information concerning either the Property or Borrower (collectively, the “Other Information”) that is submitted to Lender is true, complete, correct and accurate in all material respects, and Lender shall be entitled to rely on the Other Information. Notwithstanding the foregoing, Lender shall not be required to verify any of the Other Information.

VI.	SECURITY

This Loan is secured by a [first priority lien]4 on the Property (including the Improvements and all materials and other personal property related to the construction and/or renovation of the Property), as evidenced by the Mortgage Instrument, any UCC financing statements registered in connection with the Loan, and any and all other Loan Documents securing Borrower’s obligations to Lender (collectively, the “Security Documents”).

Borrower shall obtain written permission from Lender before using the Property as collateral to obtain additional financing, and such permission may be given or withheld in Lender’s sole discretion. The lien (as evidenced by the Security Documents) shall remain the [first priority lien]5 on the Property at all times, so long as the Loan is outstanding. [Borrower represents that there shall be no mechanics liens, materialmen’s liens, contractor’s liens or any other liens related to the Work to be done with the proceeds of this Loan, that encumber the Property or otherwise, at any time.]6

VII.	COLLECTION COSTS

If any payment obligation under this Loan is not paid when due, and the Maturity Date of the Loan has not been extended, Borrower shall pay all costs of collection, including Lender’s reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process.

VIII.	DEFAULT

A.	Events of Default

Borrower shall be in default under this Loan Agreement (and the other Loan Documents), and the Loan and any other obligations of Borrower to Lender shall become due immediately, without demand or notice, if any of the following events (“Events of Default”) occur:

(i)	Failure of Borrower to make any payment when due under any Loan Document (and Borrower has not cured such failure within fifteen (15) days after such payment due date);

(ii)	Any statement, representation or warranty made by Borrower in the Disclosure, this Loan Agreement, any other Loan Document or any instrument now or hereafter evidencing, securing or in any manner relating to the Loan that proves untrue, false, inaccurate or incomplete in any material respect;

(iii)	The misuse of any of the Loan Proceeds from this Loan (“misuse” includes, but is not limited to, the use of any Loan Proceeds for any purpose not stated in the Budget, the Construction Contract, the Construction Budget and/or the Work and Payment Schedule, or for any other use or purpose not previously consented to by Lender);

4 Insert “second priority lien,” if appropriate.

5 Insert “second priority lien,” if appropriate.

6 Insert this language when this is a first priority lien.

(iv)	In the reasonable opinion of Lender, the prospect of payment or performance of all or any part of Borrower’s obligations has been impaired because of a material adverse change in the financial condition of Borrower or any other person/entity liable for the payment or performance of any of Borrower’s obligations including, but not limited to, the following: (a) the filing of bankruptcy proceedings involving Borrower as a debtor, (b) the appointment of a trustee, receiver or liquidator for Borrower for all or any substantial part of Borrower’s properties or of the Property, (c) the making of an assignment for the benefit of Borrower’s creditors or the insolvency of Borrower;

(v)	The bankruptcy or insolvency of any Contractor (or any major subcontractor) under contract for the Work and failure of Borrower to procure a contract or subcontract with a new substitute Contractor or subcontractor satisfactory to Lender within thirty (30) days from the occurrence of such bankruptcy or insolvency;

(vi)	If there is a sale, transfer, assignment or any other disposition of any real estate pledged as collateral for the payment of this Loan if the Loan has not yet been fully paid;

(vii)	If a third party obtains a judgment against Borrower which, in Lender’s reasonable discretion, materially and adversely impacts the obligations of Borrower under the Loan, and it is not vacated and released within sixty (60) days of the date of such judgment;

(viii)	An unreasonable delay in the Budgeted Activities, including delay of construction/renovation of the Improvements or a discontinuance of the Work for a period of twenty (20) days (subject to excusable delays as determined by Lender in Lender’s sole discretion), or in any event a delay in the construction/renovation of the Improvements (subject to excusable delays as determined by Lender in Lender’s sole discretion) so that the Budgeted Activities and Improvements will not, in Lender’s reasonable judgment, be completed on or before the Completion Date;

(ix)	The reasonable disapproval by Lender at any time of any Budgeted Activities and the failure of Borrower to cause the same to be corrected to the satisfaction of Lender within thirty (30) days following written notice from Lender, provided, however, if within such thirty (30)-day period Borrower has made a good faith effort to comply with the foregoing requirements but the failure to complete the same cannot reasonably be cured within such thirty (30)-day period, then, provided that such efforts continue and it reasonably appears that Borrower will be successful, then the time to cure such default shall be extended by such reasonable time not to exceed sixty (60) additional days;

(x)	A lien for the performance of any Budgeted Activities or the supply of materials filed against the Property, or any stop notice served on Borrower, any Contractor or Lender, remains unsatisfied or unbonded for a period of thirty (30) days after the date of filing or service;

(xi)	A Contractor defaults under the Construction Contract in a manner that Lender deems to be material and, unless otherwise agreed in writing by Lender, Borrower fails promptly to exercise its rights and remedies under the Construction Contract with respect to such default;

(xii)	Any change in the ownership or control of Borrower or the Property not approved by Lender in writing. A “change in the ownership or control” includes, but is not limited to, (a) any transfer of Borrower’s interest in the Property or transfer of Borrower’s rights hereunder by sale, merger, consolidation, acquisition, a transfer of partnership or membership interests, stock transfer or otherwise by operation of law; and (b) any change in the control of Borrower, Borrower’s members or any entity directly or indirectly controlling Borrower; and (c) if, in Lender’s sole determination, there is a material change in the management of Borrower. “Control” shall mean possession, whether directly or indirectly, of power either to (x) vote twenty-five percent (25%) or more of the equity interests of Borrower having ordinary voting power or (y) to direct or cause the direction of the management and policies of Borrower by contract or otherwise; and

(xiii)	Failure of Borrower to comply with any of the terms and conditions of this Loan Agreement, any other Loan Document, or any instrument now or hereafter evidencing, securing or in any manner relating to the Loan (and the occurrence of a default under any other Loan Document shall be deemed an Event of Default under this Loan Agreement and all other Loan Documents) and such failure is not cured within thirty (30) days following written notice from Lender, provided, however, if within such thirty (30)-day period, Borrower has made a good faith effort to comply with such terms and conditions but the failure to complete the same cannot reasonably be cured within such thirty (30)-day period, then, provided such efforts continue, and it reasonably appears that Borrower will be successful, then the time to cure such default shall be extended by a reasonable time (such reasonable time not to exceed sixty (60) additional days).

B.	Lender’s Rights, Powers, and Remedies

Upon the occurrence of any Event of Default, Lender, in addition to all remedies conferred upon Lender by applicable law or equity, and by the terms of the Loan Documents (or any instrument now or hereafter evidencing, securing or in any manner relating to the Loan), may, in its sole discretion, pursue any one or more of the following rights, powers or remedies concurrently or successively, it being the intent hereof that none of such rights, powers or remedies shall be to the exclusion of any other:

(i)	Lender may apply to any court of competent jurisdiction for, and obtain appointment of, a receiver for the Property;

(ii)	Withhold further disbursement of the Loan Proceeds (if applicable);

(iii)	Lender may declare the Note or any of the other Loan Documents in default and declare the entire balance of Borrower’s obligations under the Note or any of the other Loan Documents, without demand or notice of any kind (which are hereby expressly waived), to be due and payable at once and, in such event, such obligations shall become immediately due and payable;

(iv)	Lender may take possession of the Property and Lender may do every act and thing Borrower or any subsequent owner of the Property might or could do for the protection, construction, repair, operation, maintenance and leasing of the Property. Any expense actually incurred by Lender shall be deemed to be part of Borrower’s obligations under the Loan Documents, including either Lender’s right to avail itself of or procure performance of existing contracts, under the assignment to Lender or otherwise, or enter into any contracts with the same contractors or others. Without restricting the generality of the foregoing and for purposes aforesaid, Borrower hereby appoints and constitutes Lender as Borrower’s attorney-in-fact, with full power to (a) exercise any right Borrower may have in or under the Construction Contract or any Permit, (b) complete construction and equipping of the Improvements in the name of Borrower, (c) make changes in the Plans necessary or desirable to complete the Improvements in substantially the manner contemplated by the Plans, (d) retain or employ new general contractors, subcontractors, architects and inspectors as shall be required for such purposes, (e) pay, settle or compromise all existing bills and claims, which may be lien or security interests, or to avoid such bills and claims becoming liens against the Property or security interests against fixtures or equipment, or as may be necessary or desirable for the completion of the construction/renovation of the Improvements or for the clearance of title, (f) do any and every act which Borrower might do in its own behalf, and (g) prosecute and defend all actions or proceedings in connection with the Improvements, the Property, fixtures or equipment; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked. Borrower irrevocably authorizes and directs each party to any Permits and Construction Contract to provide Lender the benefits of the Permits and the Construction Contract upon Lender’s written notice. Borrower agrees that any such party shall have the right to rely upon any written notice from Lender without any obligation or right to inquire as to whether an Event of Default actually exists and notwithstanding any notice from Borrower or claim by Borrower to the contrary. Borrower shall have no right or claim against any such party for any benefit provided to Lender by such party. If Borrower cures the Event of Default, or if Lender reinstates the Loan in good standing, Lender shall give written notice of reinstatement to each such party and authorize each such party to render such benefits to Borrower;

(v)	Lender may foreclose on the Property and take title, thereby assuming ownership; or

(vi)	Lender may pursue such other remedies as may be available to Lender at law or in equity.

Borrower shall not be relieved of any of its obligations by reason of the failure of Lender to comply with any request of Borrower to take action to foreclose on the Property under the Security Documents or otherwise to enforce any provision of the Loan Documents, or by reason of the release, regardless of consideration, of all or any part of the Property. No delay or omission of Lender to exercise any right, power or remedy accruing upon the happening of an Event of Default shall impair any such right, power or remedy or shall be construed to be a waiver of any such Event of Default or any acquiescence therein. No remedy available to Lender under the Loan Documents or otherwise is intended to be exclusive of any other remedies provided for in the Loan Documents, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder, or under the Loan Documents, or now or hereafter existing at law or in equity. Every right, power and remedy given by the Loan Documents to Lender shall be concurrent and may be pursued separately, successively or together against Borrower or the Property or any part thereof, and every right, power and remedy given by the Loan Documents may be exercised from time to time as often as may be deemed expedient by Lender.

C.	Indemnity

Borrower shall indemnify and hold Lender and Lender’s affiliates, and the managers, members, officers, directors, employees and agents of Lender and its affiliates (collectively, “Indemnified Parties”) harmless from and against any and all liabilities, claims, losses, costs and legal expenses (including suits, claims, proceedings, damages and costs arising from or relating to any third-party claim) (the “Claims”) incurred by or alleged against any of the Indemnified Parties directly or indirectly arising out of or resulting from any transaction, act, omission, event or circumstance in any way connected with or related to (i) the Property, (ii) the Budgeted Activities, or (iii) Borrower’s default under any of the Loan Documents or the Construction Contract. The indemnification contained in this section shall apply to any and all Claims arising both before and after the repayment of the Loan and shall survive the repayment of the Loan, any foreclosure or deed, assignment or conveyance in lieu thereof and any other action by Lender to enforce the rights, powers and remedies of Lender hereunder or under the other Loan Documents.

D.	Lender’s Fees, Costs, and Expenses

Borrower shall immediately pay to Lender, on demand, all fees, costs and other expenses (including Lender’s attorneys’ fees) paid or incurred by Lender in enforcing or exercising Lender’s rights, powers and remedies under this Loan Agreement. Interest shall accrue on these amounts at the rate provided in the Note from the date the expense is incurred. The expenses plus interest shall be secured by Lender’s Mortgage Instrument.

IX.	MISCELLANEOUS

A.	Cooperation of Borrower

Borrower shall, at Borrower’s sole cost and expense, sign any other instruments or documents and supply any information and data that Lender considers necessary to accomplish the purposes of this Loan Agreement. If, in Lender’s opinion, a modification of the terms of this Loan Agreement is required or occurs, Borrower shall execute an appropriate Loan Modification Agreement. All documents delivered to Lender by Borrower shall become Lender’s property.

B.	Credit Information

Upon request from Lender, Borrower shall provide to Lender Borrower’s updated financial or credit information. Lender may obtain consumer reports from consumer reporting agencies when Lender reviews the Loan.

C.	No Waivers

Lender may, in Lender’s sole discretion, delay enforcing any of Lender’s rights or waive any of Lender’s rights under this Loan Agreement. Lender may delay enforcing or waive any of Lender’s rights without affecting any of Lender’s other rights. If Lender waives a right, power or remedy, Lender may enforce the same right, power or remedy later.

D.	Costs

Borrower shall pay all reasonable costs required to satisfy the conditions of this Loan Agreement, including, but not limited to, all taxes and recording expenses, attorneys’ fees, the Change Order (if any), surveys, appraisals, title search, title insurance, title updates, real estate taxes, insurance policies and perfection of the security interest. Upon mutual agreement of Borrower and Lender, these costs may be capitalized into the Loan principal.

E.	Interest Not to Exceed Maximum Allowed by Applicable Law

If from any circumstances whatsoever, by reason of acceleration or otherwise, the fulfillment of any provision of this Loan Agreement or any other Loan Document involves transcending the limit of validity prescribed by any applicable usury statute or any other applicable law, with regard to obligations of like character and amount, then the obligations to be fulfilled will be reduced to the limit of such validity as provided in such statute or law, so that in no event shall any payment of interest or other like charges be possible under this Loan Agreement or the other Loan Documents in excess of the limit of such validity.

F.	WAIVER OF JURY TRIAL

BORROWER AND LENDER HEREBY JOINTLY AND SEVERALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS LOAN AGREEMENT AND TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS HEREUNDER OR THEREUNDER, ANY COLLATERAL SECURING BORROWER’S OBLIGATIONS, OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO. BORROWER AND LENDER EACH REPRESENT TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

G.	Attorneys’ Fees

As used in this Loan Agreement, the phrase “attorneys’ fees,” the phrase “reasonable attorneys’ fees,” and any similar phrases shall mean attorney and paralegal fees actually incurred at standard hourly rates. In the event that this Loan Agreement is governed by the laws of a state in which “attorneys’ fees,” “reasonable attorneys’ fees,” “legal fees,” or similar phrases would be computed on the basis of a percentage of indebtedness or other statutory presumption resulting in attorneys’ fees or legal fees that are greater than the attorneys’ fees or legal fees actually incurred, then the parties expressly acknowledge and agree that “attorneys’ fees,” “reasonable attorneys’ fees,” “legal fees,” and similar phrases used in this Loan Agreement shall mean fees actually incurred at standard hourly rates.

H.	Severability

If any one or more of the provisions contained in this Loan Agreement shall for any reason be held invalid, illegal, null, void or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof. In lieu of any invalid or unenforceable provision, there shall be added automatically a valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.

I.	No Assignment by Borrower

Borrower shall not assign this Loan Agreement or the rights to any Loan Proceeds without Lender’s prior written consent (and such consent may be withheld or conditioned in Lender’s sole discretion), and any such assignment or attempted assignment by Borrower without Lender’s prior written consent shall be void and of no effect with respect to Lender.

J.	Assignment by Lender; Designated Agent

This Loan Agreement, the Loan Documents and any other instrument now or hereafter evidencing, securing or in any manner affecting the Loan may be endorsed, assigned and transferred in whole or in part by Lender, and any such holder and assignee of the same will succeed to and be possessed of the rights of Lender under all of the same to the extent transferred and assigned. The parties acknowledge and agree that Lender may designate one or more agents to administer the Loan or undertake other rights and obligations of Lender set forth herein or in any of the Loan Documents. Any reference to “Lender” contained herein shall be interpreted to mean its designated agent as the context requires.

K.	Assignments and Participations

Lender may sell or offer to sell the Loan or interests therein to one or more assignees or participants. Borrower shall execute, acknowledge and deliver any and all instruments reasonably requested by Lender in connection therewith. Lender may disseminate any information it now has or hereafter obtains pertaining to the Loan, including any security for the Loan, any credit or other information on the Property, Borrower, any of Borrower’s principals or any guarantor, to any actual or prospective assignee or participant, to Lender’s affiliates, to any regulatory body having jurisdiction over Lender (if applicable), to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and the Loan, or to any other party as necessary or appropriate in Lender’s reasonable judgment.

L.	Binding Effect

The covenants, conditions, waivers, releases and agreements contained in this Loan Agreement shall bind, and the benefits thereof shall inure to, the parties hereto and their respective heirs, executors, administrators, successors and assigns.

M.	Entire Agreement; Modifications

This Loan Agreement, the other Loan Documents and the other contracts, agreements and instruments described herein contain all of the terms and conditions relating to the subject matter hereof, and any prior agreements, whether written or oral, with respect thereof, are expressly superseded hereby; provided, however, that the Terms of Service and Privacy Policy of the Platform (as in effect from time to time) will continue to govern Borrower’s use of the Platform and other arrangements addressed thereby. This Loan Agreement may not be supplemented, extended, modified or terminated except by an agreement in writing signed by the party against whom enforcement of any such waiver, change, modification or discharge is sought.

N.	Survival of Representations

Any and all promises, representations and warranties made by Borrower shall survive the termination of this Loan Agreement and the repayment of the Loan.

O.	Joint and Several Liability

If applicable, each person executing this Loan Agreement as a Borrower has joint and several liability.

P.	Notices

Any communication required by this Loan Agreement shall be in writing and addressed to the correct party at the address indicated on the signature page of this Loan Agreement or via email transmission to the email address for Lender set forth on the signature page of this Loan Agreement, with respect to Lender, or the email address identified in the Borrower’s account on the Platform.

Q.	No Third Party Beneficiary

This Loan Agreement is for the sole benefit of Lender and Borrower and is not for the benefit of any other party. No other person or entity shall have standing to require satisfaction of any of the conditions contained herein or be deemed to be the beneficiary of any of the conditions contained herein.

R.	Governing Law

This Loan Agreement shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of Georgia.

S.	Time is of the Essence

Time is of the essence with respect to the terms of this Loan Agreement.

T.	Headings

The section headings in this Loan Agreement are for convenience only, shall in no way define or limit the scope or content of this Loan Agreement and shall not be considered in any construction or interpretation of this Loan Agreement or any part thereof.

U.	Authorization

The persons executing this Loan Agreement on behalf of Borrower and Lender warrant and represent that each of them is duly authorized to enter into this Loan Agreement and that this Loan Agreement constitutes the valid and binding obligations of Borrower and Lender, respectively, and enforceable against Borrower and Lender in accordance with its terms.

V.	Counterparts

This Loan Agreement may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute one instrument. The exchange of copies of this Loan Agreement and copies of signature pages of this Loan Agreement by facsimile, email or attachment of a scanned electronic copy to email shall constitute effective execution and delivery of such document as to the parties and may be used in lieu of the original for all purposes. Signatures of the parties transmitted by facsimile, email or attachment of a scanned electronic copy to email shall be valid, enforceable and binding as an original signature for all purposes.

W.	Consent to Electronic Transactions, Disclosures and Signatures

Because Lender operates principally on the Internet, you will need to consent to transact business with us online and electronically. As part of doing business with us, therefore, we also need you to consent to our giving you certain disclosures electronically, either via the Platform or to the email address you provide to us. By entering into this Loan Agreement, you consent to receive electronically all documents, communications, notices, contracts and agreements, including any tax forms, arising from or relating in any way to your or our rights, obligations or services under this Loan Agreement or your use of the Platform (each, a “Disclosure”). The decision to do business with Lender electronically is yours. This Section informs you of your rights concerning Disclosures.

Electronic Communications. Any Disclosures will be provided to you electronically, either on the Platform or via electronic mail to the verified email address you provided. Lender will only provide electronic copies of all Disclosures, statements, forms and other materials. If you require paper copies of such Disclosures, you may write to us at the mailing address provided below and paper copies will be sent to you at no additional charge. A request for a paper copy of any Disclosure will not be considered a withdrawal of your consent to receive Disclosures electronically. Any tax forms provided electronically will remain accessible through at least October 15 of the year in which such tax form is made available; after that time the tax form may no longer be accessible electronically. We may discontinue electronic provision of Disclosures at any time in our sole discretion.

Scope of Consent. Your consent to receive Disclosures and transact business electronically (including creation of legally binding and enforceable agreements utilizing electronic records and signatures), and our agreement to do so, applies to any transactions to which such Disclosures relate. Your consent, assuming it has not been withdrawn in accordance with the procedures discussed below, will remain in effect for so long as you are a user of the Platform and, if you are no longer a user of the Platform, will continue until such a time as all Disclosures relevant to transactions that occurred while you were a user have been made. Please see below for more information regarding Withdrawal of Consent.

Consenting to Do Business Electronically. Before you decide to do business electronically with us, you should consider whether you have the required hardware and software capabilities described below.

Hardware and Software Requirements. In order to access and retain Disclosures electronically, you must satisfy the following computer hardware and software requirements: access to the Internet; an email account and related software capable of receiving email through the Internet; a web browser which is SSL-compliant and supports secure sessions, such as Internet Explorer 5.0 or above and Netscape Navigator 6.0 or above, or the equivalent software; and hardware capable of running this software.

TCPA Consent: You expressly consent to receiving calls and messages, including auto-dialed and pre-recorded message calls, and SMS messages (including text messages) from us, our affiliates, marketing partners, agents and others calling at their request or on their behalf, at any telephone numbers that you have provided or may provide in the future (including any cellular telephone numbers). Your cellular or mobile telephone provider will charge you according to the type of plan you carry.

Electronic Signatures. You agree that any Electronic Signature (defined below), whether digital or encrypted, you provide in connection with any contract or agreement with Lender or its affiliates is intended to authenticate such writing and to have the same force and effect as manual signatures to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 USC §§ 7001, et seq.), the Georgia Uniform Electronic Transactions Act, O.C.G.A. § 10-12, et seq., or any other similar state laws based on the Uniform Electronic Transactions Act. “Electronic Signature” means any electronic sound, symbol or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record.

Additional Mobile Technology Requirements. If you are accessing the Platform and the Disclosures electronically via a mobile device (such as a smart phone, tablet and the like), in addition to the above requirements you must make sure that you have software on your mobile device that allows you to print and save the Disclosures presented to you during the application process. These applications can be found for most mobile devices in each such device's respective “app store”. If you do not have these capabilities on your mobile device, please access the Platform through a device that provides these capabilities.

Withdrawing Consent. You may withdraw your consent to receive Disclosures electronically by contacting us at the address below. However, once you have withdrawn your consent you will not be able to request loans through the Platform. If you have a pending loan request, we will terminate it and remove it from our system. If you have already received a loan, all previously agreed to terms and conditions will remain in effect, and we will send Disclosures to your verified home address provided during registration. If you withdraw your consent to receive tax forms electronically, we will confirm your withdrawal and its effective date in writing by email.

How to Contact Us regarding Electronic Disclosures. You can contact us via email at contact@groundfloor.us or by calling Groundfloor Borrower Support at 678-701-1194. You may also reach us in writing at the following address: Groundfloor Finance Inc., [insert current mailing address], Attention: Borrower Support. You agree to keep us informed of any change in your email or home mailing address so that you can continue to receive all Disclosures in a timely fashion. If your registered email address changes, you must notify us of the change by sending an email to contact@groundfloor.us or by calling 678-701-1194. You also agree to update your registered residence address and telephone number on the web site if they change. You will print a copy of this Loan Agreement for your records, and you agree and acknowledge that you can access, receive and retain all Disclosures electronically sent via email or posted on the Platform.

X.	Exhibits and Schedules.

As provided in this Loan Agreement, the following exhibits are attached to and a part of this Loan Agreement:

Exhibit “A” – Description of the Property

Exhibit “B” – Request for Advance Form

Exhibit “C” – Summary of Fees

Schedule V(C) – List of Restrictions

[THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY. SIGNATURE PAGE FOLLOWS.]

[Signature page to Loan Agreement]

IN WITNESS WHEREOF, Borrower and Lender have executed this Loan Agreement in their respective names, by their duly authorized officers, members, partners or members, as the case may be, as of the day and year first above written.

BORROWER

[Name of Developer],
a

By:

Printed Name:

Title:

Tax ID No.:

LENDER

[Name of Lender],
a Georgia

By:

Printed Name:

Title:

Tax ID No.:

Address:

Email Address:

EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY

EXHIBIT B

REQUEST FOR ADVANCE FORM

TO:

RE:

Borrower, Property & Contractor Information:

Loan Disbursement Information:

Borrower’s Name			Date of Loan	Advance # ____ (the “Advance”)
Account Number			Original Loan Commitment Amount	$
Property Address			Balance of Loan Commitment Amount Before this Advance	$
City	State	Zip	Amount of this Request for Advance	$
Loan Agreement Dated: General Contractor:			Less: Holdback	$
			Net Amount of This Request for Advance	$
			Loan Commitment Amount Remaining after this Request for Advance	$
			Total of Amounts Advanced after this Request for Advance	$
			Total Holdbacks to Date	$

By signing below, Borrower (and Contractor, if applicable) represent and agree that; it being understood that the Contractor represents and agrees only to those provisions indicated by an asterisk (*) below:

(i)       This Request for Advance is consistent with the Budget;

(ii)       *They have reviewed the Plans; the Plans are satisfactory and have been approved by all Government Authorities having jurisdiction over the Property and the Work; all Permits and licenses required by the Government Authorities are in force;

(iii)       *All insurance policies required by the Loan Documents are in force;

(iv)       *The Improvements do not violate any of the conditions, covenants or restrictions on the Property;

(v)       There are no defaults under the terms of the Loan Agreement or any other Loan Document;

(vi)       *There are no defaults under the terms of the Construction Contract;

(vii)       *The Work for which this Request for Advance is made has been duly completed in a good and workmanlike manner, in accordance with the Plans and in compliance with all Governmental Regulations;

(viii)       The Loan Commitment Amount remaining will be sufficient to complete all Budgeted Activities and Improvements contemplated by the Loan Agreement, the Budget, the Plans and the Construction Contract(s);

(ix)       Lender has received invoices covering all of the Budgeted Activities, and unconditional construction lien releases from Contractor(s), and each supplier for all Budgeted Activities covered by this Request for Advance and for all Requests for Advance previously submitted;

(x)       The funds obtained with the Request for Advance will be used to pay in full the costs of labor performed or materials supplied or related fees and expenses as requested in this Request for Advance; and

(xi)       There has been no material adverse change in Borrower’s financial condition or employment status since the time Borrower applied for the Loan.

By signing below Borrower (and Contractor, if applicable) requests Lender to pay the following payee(s) in the following amount(s) for the following Budgeted Activities:

in the amount of $	for

in the amount of $	for

in the amount of $	for

in the amount of $	for

in the amount of $	for

in the amount of $	for

CONTRACTOR	BORROWER

By:	By:
Authorized Signature	Authorized Signature

Printed Name:	Printed Name:

Title:	Title:

By signing below the authorized [Lender] representative named below approves the disbursement requested in this Request for Advance but, to the extent permitted by applicable law, makes no warranty or representation as to the quality of work completed and/or materials delivered thus far.

[Lender] (“Lender”)

By:
	Authorized Representative	Date

Printed	Name:

EXHIBIT C

SUMMARY OF FEES

Borrower shall pay (or has previously paid) the following fees to Lender, in lawful money of the United States of America, as described below:

FEE	PERCENTAGE OF LOAN	TOTAL FEE[7]	TIMING FOR PAYMENT OF FEE[8]
			TO BE PAID PRIOR TO CLOSING	TO BE PAID AT CLOSING	TO BE CAPITALIZED OVER TERM OF LOAN
Application Fee	N/A	$__________
Title Review/Title Insurance Fee	N/A	$__________
Origination Fee	______% of the Maximum Principal Amount of the Loan	$__________
Annual Servicing Fee	______% of the Maximum Principal Amount of the Loan	$__________

TOTALS
Total To Be Paid Prior To Closing	$
Total To Be Paid At Closing	$
Total To Be Capitalized Over Term Of Loan	$
TOTAL LOAN AMOUNT (INCLUDING CAPITALIZED FEES)	$

Borrower acknowledges and agrees that there may be other fees, costs and expenses detailed in the Loan Agreement and the other Loan Documents that shall be paid by Borrower. Borrower shall pay such other fees, costs and expenses in the amounts and at the times set forth in the Loan Agreement and the other Loan Documents. Except as required by applicable law, this Summary of Fees and the contents hereof shall not be disclosed by Borrower to any third party without the prior written consent of Lender.

7 Insert amount of flat fee or calculate amount based on loan request (before adding in capitalized fees.)

8 Check off the applicable box for when certain fees are due. For example, the Application Fee shall be paid prior to or at the submittal of Borrower’s loan application. Therefore, the “To Be Paid Prior To Closing” box should be checked for the Application Fee.

SCHEDULE V(C)

LIST OF RESTRICTIONS